As filed with the Securities and Exchange Commission on March 19, 2021
Registration No. __________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AFC Gamma, Inc.
(Exact name of registrant as specified in its charter)

Maryland	85-1807125
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

525 Okeechobee Blvd., Suite 1770
West Palm Beach, FL 33401
(561) 510-2390
(Address, including zip code, of Principal Executive Offices)

AFC Gamma, Inc.
Stock Incentive Plan
 (Full title of the plan)

Leonard M. Tannenbaum
Chief Executive Officer
AFC Gamma, Inc.
525 Okeechobee Blvd., Suite 1770
West Palm Beach, FL 33401
(561) 510-2390
(Name, address and telephone number, including area code, of agent for service)

COPY TO:

C. Brophy Christensen, Esq.
Jeeho M. Lee, Esq.
O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
(212) 326-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☐

		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐
CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.01 par value per share	926,898(2) shares	$14.80(3)	$13,718,090.40(3)	$1,496.65(3)
	1,173,102(4) shares	$19.00(5)	$22,288,938(5)	$2,431.73(5)

(1)
This Registration Statement covers, in addition to the number of shares of AFC Gamma, Inc., a Maryland corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the AFC Gamma, Inc. Stock Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Represents 926,898 shares of Common Stock issuable upon the exercise of options to purchase shares of the Registrant’s Common Stock outstanding under the Plan.

(3)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $14.80, which is the weighted-average exercise price for common stock options outstanding under the Plan.

(4)	Represents 1,173,102 additional authorized shares that may be offered pursuant to the Plan.

(5)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act based on the initial public offering price per share of Common Stock of $19.00 per share as set forth in the Registrant’s Registration Statement on Form S-11 (File No. 333-251762), effective as of March 18, 2021.

The Exhibit Index for this Registration Statement is at page 6.

EXPLANATORY NOTE

The Plan, as amended (the “Plan”), includes an evergreen provision which provides that the total number of shares reserved for issuance under the Plan (the “Share Limit”) will automatically increase (i) upon the sale and consummation of any offering of the Company’s Common Stock after the date hereof (each such sale and offering, an “Equity Offering”), in an amount equal to ten percent (10.0%) of the total number of shares of Common Stock sold by the Company in connection with such Equity Offering and (ii) if on the last day of the Company’s fiscal year, the Share Limit has not increased during such fiscal year by an aggregate amount equal to or greater than two percent (2.0%) of the total number of shares of Common Stock outstanding on the first day of such fiscal year (the “Minimum Annual Increase”), then in an amount equal to the difference between the Minimum Annual Increase and the aggregate amount that the Share Limit increased during such fiscal year, effective as of the last day of such fiscal year. Notwithstanding the foregoing, the Company’s Board of Directors may act prior to the sale and consummation of the applicable Equity Offering or the last day of such fiscal year, as applicable, to provide that an increase in the Share Limit will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)
Amendment No.  6 to the Company's Registration Statement on Form S-11 filed with the Commission on March 16, 2021 (Commission File No. 333-251762), which contains the Registrant’s audited financial statements as of December 31, 2020 and for the period July 31, 2020 (date of commencement of operations) to December 31, 2020.

(b)
The Company's Prospectus to be filed on or about March 22, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-11, as amended (Commission File No. 333-251762).

(c)
The description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed on February 3, 2021 (Commission File No. 001-39995) under the Exchange Act of 1934, as amended (the "Exchange Act"), and any  amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. The Registrant’s Charter contains a provision that eliminates the liability of its directors and officers to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law (“MGCL”) requires the Registrant (unless its Charter provides otherwise, which it does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits the Registrant to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, the Registrant may not indemnify a director or officer in a suit by the Registrant or in its right in which the director or officer was adjudged liable to the Registrant or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the Registrant or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits the Registrant to advance reasonable expenses to a director or officer upon its receipt of: a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Registrant; and a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by the Registrant if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Registrant’s Charter authorizes the Registrant to obligate itself, and the Registrant’s Bylaws obligate the Registrant, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to: any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or any individual who, while a director or officer of the Company and at its request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Registrant’s Charter and Bylaws also permit the Registrant to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or a predecessor of the Registrant.

In addition to the indemnification provided by the Registrant’s Charter and Bylaws, the Registrant has entered into indemnification agreements with its directors and each of its executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Registrant for liability arising under the Securities Act, the Registrant has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant does not currently carry directors’ and officers’ insurance.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 6, which is incorporated herein by reference.

Item 9.	Undertakings

(a)          The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1
AFC Gamma, Inc. Stock Incentive Plan (Filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-11 (File No. 333-251762), initially filed with the Commission on December 28, 2020, as amended on January 22, 2021, February 3, 2021, February 11, 2021 and February 16, 2021).

5.1	Opinion of Venable LLP (opinion re legality).

23.1	Consent of CohnReznick LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included in this Registration Statement under “Power of Attorney”).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on March 19, 2021.

AFC Gamma, Inc.

By:	/s/ Leonard M. Tannenbaum
Leonard M. Tannenbaum
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Leonard M. Tannenbaum and Thomas Geoffroy, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Leonard M. Tannenbaum	Chief Executive Officer and Director (Principal Executive Officer)	March 19, 2021
Leonard M. Tannenbaum

/s/ Thomas Geoffroy	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	March 19, 2021
Thomas Geoffroy

/s/ Jonathan Kalikow	Head of Real Estate and Director	March 19, 2021
Jonathan Kalikow

/s/ Robert Levy	Director	March 19, 2021
Robert Levy

/s/ Jodi Hanson Bond	Director	March 19, 2021
Jodi Hanson Bond

/s/ Thomas Harrison	Director	March 19, 2021
Thomas Harrison

/s/ Alexander Frank	Director	March 19, 2021
Alexander Frank

/s/ Tomer Tzur	Director	March 19, 2021
Tomer Tzur